Exhibit 10.2

CONSULTING AGREEMENT

This Agreement sets forth the terms and conditions of the agreement under which Steven C. Smith (“Smith”) will perform consulting services for Greater Bay Bancorp (the “Company”).

The Company and Smith agree as follows:

1. Term. Smith’s consulting position will begin on the day after the Retirement Date (as that term is defined in the Confidential Separation Agreement and General Release of Claims entered into by Smith and the Company contemporaneously with this Agreement) (the “Effective Date”), and will continue for a period of 30 months after the Effective Date, or through such date as this arrangement is sooner terminated in accordance with this Agreement (the “Term”).

2. Services. Smith will be called upon to provide consulting services for the Company and its subsidiaries in connection with such accounting related projects as the Company’s Chief Executive Officer may specify from time to time during the Term. Smith will not be required to follow a regular daily or weekly work schedule, but Smith will be expected to provide services for approximately 32 hours per month during the first 21 months of the Term and approximately 16 hours per month during the balance of the Term. Smith will be responsible for specified deliverables resulting from such projects. Smith will work independently on the projects assigned to him, without direct supervision from the Company and without authority over employees of the Company or its subsidiaries.

3. Compensation. During the Term, the Company will pay Smith $32,000 per month during the first 21 months of the Term and $16,000 per month during the balance of the Term. If at the request of the Company, Smith is called upon to provide services in excess of the hour expectations set forth in Section 2 above, Smith will be compensated at the rate of $250 per hour for hours worked in excess of such hour expectations. Each month, Smith shall provide the Company with a statement that he has not worked in excess of the hour expectation for the month set forth in Section 2 above or evidence of his actual hours worked, within fifteen (15) days following the end of the month, and the Company will pay Smith the additional hourly compensation, if any, for such month within ten (10) days thereafter.

4. Independent Status. In performing services under this Agreement, Smith shall act as an independent contractor and not as an employee of the Company. Smith shall control the time, means, manner and method of performing such services. As such, Smith acknowledges that the Company will not withhold any federal or state income tax and will not pay or withhold the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax, from or with respect to any payments to be made hereunder. Additionally, Smith acknowledges that the Company will not cover

Smith under any workers’ compensation insurance, retirement plan, or, except as expressly agreed in writing, other benefit plan maintained by the Company for its employees. Notwithstanding the foregoing, payments under this Agreement may be made through the Company’s regular payroll, subject to withholding and payment of income and employment taxes, if and to the extent that the Company determines, in its sole discretion, that such withholding and/or payment of taxes is or may be required by law. If Smith serves on the board of directors or advisory board of any subsidiary or division of the Company, his status as an employee or nonemployee with respect to such service shall be the same as that of the other members of such board.

5. Expense Reimbursement. Company will promptly reimburse Smith for all reasonable business expenses approved by the Company’s Chief Executive Officer that Smith incurs during the Term in the performance of his consulting services under this Agreement.

6. Termination. Smith may terminate this Agreement at any time by giving thirty (30) days written notice of such termination to the Company’s Chief Executive Officer. This Agreement shall terminate automatically on the date of Smith’s death. The Company may terminate this Agreement for Cause. For such purposes, “Cause” shall mean any of the following that has a material adverse effect upon the Company: (a) Smith’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Company or (ii) of the rules or regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company, or (b) Smith’s conviction of (i) any felony or (ii) any crime involving moral turpitude or a fraudulent or dishonest act.

7. Outside Activities. During the Term, Smith shall not perform more than a total of 64 hours of services in any calendar month for any other entity or entities, whether for compensation or otherwise, as an employee, consultant or otherwise. During the Term, Smith shall not provide any business or professional services, whether for compensation or otherwise, as an employee, consultant or otherwise, to any bank, financial institution or insurance brokerage company or any other entity engaged in a business or activity that is comparable to or competitive with any business or activity of the Company or any of its subsidiaries. If the Company has a good faith belief that Smith has violated the terms of this section, it will immediately cease making payments under the terms of this Agreement. Both parties retain the right to seek a determination on any such claimed breach pursuant to Section 14 below.

8. No Solicitation of Employees. Smith agrees that during the Term, he will not, nor will he encourage others to, directly or indirectly, solicit, recruit, or encourage any current employees of the Company or any of its subsidiaries for employment with another bank, financial institution or insurance brokerage company or any other entity engaged in a business or activity that is comparable to or competitive with any business or activity of the Company or any of its subsidiaries. If the Company has a good faith belief that Smith has violated the terms of this section, it will immediately cease making any payments under the terms of this Agreement. Both parties retain the right to seek a determination on any such claimed breach pursuant to Section 14 below.

9. No Solicitation of Customers. Smith also agrees that during the Term, he will not, nor will he encourage others to, directly or indirectly, solicit, recruit, or encourage any current customers or clients of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or to do business with any other bank, financial institution or insurance brokerage company or any other entity engaged in a business or activity that is comparable to or competitive with any business or activity of the Company or any of its subsidiaries. If the Company has a good faith belief that Smith has violated the terms of this section, it will immediately cease making payments under the terms of this Agreement. Both parties retain the right to seek a determination on any such claimed breach pursuant to Section 14 below.

10. Confidential Information. During the Term, Smith may have access to and become acquainted with trade secrets and confidential information of the Company or its subsidiaries. Smith shall not use or disclose any trade secrets or confidential information or, directly or indirectly, cause them to be used or disclosed in any manner, except as may be required or requested by the Company, by court order or under applicable law or regulation.

11. Proprietary Information. Smith expressly agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Smith for the Company during the Term or prior thereto while Smith was employed by the Company are solely the property of the Company, and that Smith has no right, title or interest therein. At the end of the Term, Smith shall promptly deliver possession of all such materials (including any copies thereof) to the Company.

12. Arbitration. The parties agree that any and all disputes, controversies or claims of any kind or nature arising out of or relating to this Agreement or the breach or interpretation thereof, including but not limited to any arising out of or in any way related to Smith’s consulting arrangement with the Company or the termination thereof, shall be submitted to binding arbitration under the auspices and rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Santa Clara County, California. In the event that JAMS is unable or unwilling to conduct any such arbitration or has discontinued its business, the parties agree that any and all such disputes, controversies or claims shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association (“AAA”) in Santa Clara County, California. Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if applicable). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS (or AAA, if applicable). Notwithstanding anything to the contrary in the JAMS (or AAA, if applicable) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 15 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA, if applicable) unless required otherwise by applicable law. Any award rendered by the arbitrator shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

13. Attorneys Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

14. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Smith may not assign any interest in this Agreement without the prior written consent of the Company.

15. Entire Agreement. This Agreement constitutes the full, complete and final expression of Smith’s consulting arrangement with the Company, and supersedes all prior negotiations and agreements on such subject, whether written or oral. This Agreement may not be modified, altered or amended, either expressly or impliedly, unless in writing signed both by Smith and by the Company’s Chief Executive Officer.

16. Severability. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by an arbitrator or court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties.

17. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to conflict of law provisions.

18. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement and each of its provisions shall be construed as jointly prepared by the parties, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

The parties hereto have executed this Agreement on the dates set forth opposite their signatures below.

GREATER BAY BANCORP

9/29/03 Date	By:	/s/ David L. Kalkbrenner
David Kalkbrenner
President and Chief Executive Officer
9/29/03 Date
/s/ Steven C. Smith STEVEN C. SMITH

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